MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 8, 2009 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the fourth quarterly payment period ended December 31, 2008.

Unitholders of record on January 15, 2009 will receive a distribution amounting to $981,439 or $0.08534252 per unit payable January 26, 2009.

Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	248,550
Proceeds (BOE)	$59.60
Gross Proceeds	$14,814,477
Costs	$6,851,204
Net Profits	$7,963,273
Percentage applicable to Trust’s 80%
Net Profits Interest	$6,370,618

Total cash proceeds available for the Trust	$6,370,618
Recovery of deficiency from third quarter 2008	($4,839,426)
Interest charge on third quarter deficiency	($49,753)
Provision for estimated Trust expenses	($500,000)

Net cash proceeds available for distribution	$981,439

Eaglwing, L.P., an affiliate of SemCrude, L.P., purchased substantially all of the oil produced from the underlying properties during June 2008 and the first 18 days of July 2008 and filed bankruptcy on July 22, 2008. Beginning July 18, 2008, substantially all of the production from the underlying properties subject to the net profits interest went into on-location storage tanks and a portion of the oil production was shut-in pending resolution of the marketing process for the production. From July 18, 2008 until July 31, 2008, only minor amounts of crude oil production from the underlying properties were sold. On July 31, 2008, Vess Oil Corporation and Murfin Drilling Company, Inc. recommenced general sales of production from the underlying properties, to several purchasers other than Eaglwing, including an affiliated purchaser, under short-term arrangements using market sensitive pricing. As of August 7, 2008, field operations at the underlying properties returned to substantially normal operations, although it took until mid-August before the marketing of crude oil production normalized to the sales process and volumes that existed prior to July 18, 2008. Because of the nonpayment by Eaglwing and decreased crude oil sales by MV Partners, LLC during July and August 2008, there were not sufficient net proceeds collected by MV Partners from July 1, 2008 through September 30, 2008 for MV Partners to distribute cash to the Trust with respect to the net profits interest relating thereto. For the three months ended September 30, 2008, direct operating expenses and lease equipment and development costs from the underlying properties exceeded revenues from the underlying properties by an aggregate of $6,049,283 (with the Trust’s 80% portion equal to $4,839,426). As a result, the scheduled quarterly distribution by the Trust in October 2008 was not made. Neither the Trust nor the Trust unitholders are liable for any costs in excess of net proceeds; however, the Trust is not entitled to receive any net proceeds until future net proceeds exceed the total of those excess costs, plus interest at the prime rate. Interest computed thereon through December 31, 2008 amounted to $49,753. As reflected in the table above, there were sufficient net proceeds collected by MV Partners from October 1, 2008 through December 31, 2008 to cover such prior excess expenses and costs, plus interest, and for MV Partners to distribute cash to the Trust in January 2009.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarterly period ended September 30, 2008 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701